Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 15, 2018, Orthofix International N.V. (the “Company”), through a wholly owned subsidiary (“Subsidiary”), entered into a definitive merger agreement (the “Merger Agreement”) with Spinal Kinetics Inc., a privately held developer and manufacturer of artificial cervical and lumbar discs (“Spinal Kinetics”). A newly formed wholly owned subsidiary of the Company (“Merger Sub”) merged with and into Spinal Kinetics (the “Merger”), with Spinal Kinetics remaining as the surviving corporation and a wholly owned subsidiary of the Company. On April 30, 2018, the Company completed the merger.

All outstanding shares of Spinal Kinetics’ capital stock were converted into the right to receive at the closing an aggregate of $45.0 million in cash, subject to certain adjustments including the escrow fund described below, plus potential milestone payments of up to $60.0 million in cash. The milestone payments include (i) up to $15.0 million if the U.S. Food and Drug Administration grants approval of Spinal Kinetics’ M6-C artificial disc and (ii) revenue-based milestone payments of up to $45.0 million in connection with future sales of the M6-C artificial cervical disc and the M6-L artificial lumbar disc. Milestones must be achieved within five years of April 30, 2018 to trigger applicable payments. The Company made the closing payments from cash on hand on April 30, 2018.

The following unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) are based on our historical consolidated financial statements and Spinal Kinetics’ historical consolidated financial statements as adjusted to give effect to the April 30, 2018 merger of Spinal Kinetics. The unaudited pro forma condensed combined balance sheet at December 31, 2017 gives effect to the merger as if it had occurred on December 31, 2017. The unaudited pro forma combined statements of operations for the year ended December 31, 2017 gives effect as if the merger had occurred on January 1, 2017. The following should be read in conjunction with our historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 and the historical audited consolidated financial statements of Spinal Kinetics included herein.

The merger constituted the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standards Codification 805, “Business Combinations,” or ASC 805. At the merger date of April 30, 2018, the Company’s assets and liabilities will be presented at their pre-combination amounts and Spinal Kinetics’ assets and liabilities will be recorded at their estimated fair values. The allocation of the purchase price used in the Pro Forma Financial Statements is based upon a preliminary valuation. Estimates and assumptions are subject to change upon finalization of this preliminary valuation.

The Pro Forma Financial Statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting the completion of the merger are based upon the acquisition method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the notes to the Pro Forma Financial Statements.

The Pro Forma Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the merger occurred on the dates indicated, and should not be taken as representative of the future consolidated results of operations or financial position. The Pro Forma Financial Statements are based upon available information and certain assumptions that the Company’s management believes are reasonable.

The historical financial data has been adjusted to give pro forma effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The Pro Forma Financial Statements do not reflect any revenue enhancements, anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may be achieved. The allocation of the purchase price to the assets and liabilities acquired reflected in the pro forma financial data is preliminary and is based on the Company’s management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed. The final valuation may result in material changes to the preliminary estimated purchase price allocation.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2017 (in thousands)
	Historical Orthofix International N.V.	Historical Spinal Kinetics, Inc.	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	81,157	9,769	(9,769)	4(a)	36,157
			(45,000)	4(b)
Trade accounts receivable, net	63,437	1,508	-		64,945
Inventories	81,330	5,878	4,293	4(e)	91,501
Prepaid expenses and other current assets	25,877	1,015	-		26,892
Total current assets	251,801	18,170	(50,476)		219,495
Property, plant and equipment, net	45,139	2,470	-		47,609
Patents and other intangible assets, net	10,461	-	31,300	4(f)	41,761
Goodwill	53,565	-	36,277	4(g)	89,842
Deferred income taxes	23,315	-	(8,351)	4(h)	14,964
Other long-term assets	21,073	352	-		21,425
Total assets	405,354	20,992	8,750		435,096
Liabilities and stockholders’ equity Current liabilities
Trade accounts payable	18,111	1,046	-		19,157
Other current liabilities	61,295	4,747	(882)	4(i)	67,291
			2,265	4(c)
			(134)	4(d)
Borrowings, current portion	-	16,048	(16,048)	4(j)	-
Redeemable preferred stock	-	4,983	(4,983)	4(j)	-
Total current liabilities	79,406	26,824	(19,782)		86,448
Borrowings, net of current portion	-	324	(324)	4(j)	-
Warrant liabilities	-	1,379	(1,379)	4(k)	-
Other long-term liabilities	29,340	1,377	24,523	4(l)	54,305
			(935)	4(m)
Total liabilities	108,746	29,904	2,103		140,753
Stockholders’ equity
Convertible preferred shares	-	43	(43)	4(n)	-
Common shares	1,828	1	(1)	4(n)	1,828
Additional paid-in capital	220,591	71,202	(71,202)	4(n)	220,591
Retained earnings (accumulated deficit)	70,402	(79,952)	79,952	4(n)	68,137
			(2,265)	4(c)
Accumulated other comprehensive income	3,787	(206)	206	4(n)	3,787
Total stockholders’ equity	296,608	(8,912)	6,647		294,343
Total liabilities and stockholders’ equity	405,354	20,992	8,750		435,096

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2017

(in thousands, except share information)

	Historical Orthofix International N.V.	Historical Spinal Kinetics, Inc.	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Net sales	433,823	14,455	-		448,278
Cost of sales	93,037	6,965	45	5(a)	100,047
Gross profit	340,786	7,490	(45)		348,231
Sales and marketing	198,370	4,267	(3)	5(a)	202,634
General and administrative	74,388	4,760	807	5(b)	79,297
			(973)	5(c)
			315	5(a)
Research and development	29,700	5,534	62	5(a)	35,296
SEC / FCPA matters and related costs	(2,483)	-	-		(2,483)
Operating income (loss)	40,811	(7,071)	(253)		33,487
Interest income (expense), net	(416)	(2,860)	2,860	5(d)	(416)
Other income (expense), net	(4,004)	1,181	678	5(e)	(2,095)
			50	5(f)
Income (loss) from continuing operations before income taxes	36,391	(8,750)	3,335		30,976
Income tax benefit (expense)	(29,100)	-	310	5(g)	(28,790)
Net (loss) income from continuing operations	7,291	(8,750)	3,645		2,186
Net income (loss) per common share-basic	0.40				0.12
Net income (loss) per common share - diluted	0.39				0.12
Weighted average number of common shares:
Basic	18,117,405	-	-		18,117,405
Diluted	18,498,745	-	-		18,498,745

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of the Merger

On March 15, 2018, Orthofix International N.V. (the “Company”), through a wholly owned subsidiary (“Subsidiary”), entered into a definitive merger agreement (the “Merger Agreement”) with Spinal Kinetics Inc., a privately held developer and manufacturer of artificial cervical and lumbar discs (“Spinal Kinetics”). A newly formed wholly owned subsidiary of the Company (“Merger Sub”) merged with and into Spinal Kinetics (the “Merger”), with Spinal Kinetics remaining as the surviving corporation and a wholly owned subsidiary of the Company. On April 30, 2018, the Company completed the merger.

All outstanding shares of Spinal Kinetics’ capital stock were converted into the right to receive at the closing an aggregate of $45.0 million in cash, subject to certain adjustments including the escrow fund described below, plus potential milestone payments of up to $60.0 million in cash. The milestone payments include (i) up to $15.0 million if the U.S. Food and Drug Administration grants approval of Spinal Kinetics’ M6-C artificial disc and (ii) revenue-based milestone payments of up to $45.0 million in connection with future sales of the M6-C artificial cervical disc and the M6-L artificial lumbar disc. Milestones must be achieved within five years of April 30, 2018 to trigger applicable payments. The Company made the closing payments from cash on hand.

2. Basis of Presentation

The Pro Forma Financial Statements are based on the historical consolidated financial position and results of operations of the Company and Spinal Kinetics as adjusted to give effect to the April 30, 2018 merger of Spinal Kinetics. The unaudited pro forma condensed combined balance sheet at December 31, 2017 gives effect to the merger as if it had occurred on December 31, 2017. The unaudited pro forma combined statements of operations for the year ended December 31, 2017 is presented as if the merger had occurred on January 1, 2017.

The Pro Forma Financial Statements were prepared using the acquisition method of accounting and based on the historical financial information of the Company and Spinal Kinetics. The acquisition method of accounting in accordance with ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (ASC 820). The historical consolidated financial information has been adjusted in the Pro Forma Financial Statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect the Company’s management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (ASC 450). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. At this time, to the extent contingencies exist, the Company’s management does not have sufficient information to determine the fair value of Spinal Kinetics’ contingencies to be acquired. If information becomes available, which would permit the Company’s management to determine the fair value of acquired contingencies, these amounts will be adjusted in accordance with ASC 820.

The Pro Forma Financial Statements of the Company have been prepared in accordance with Article 11 of SEC Regulation S-X.

3. Preliminary Purchase Price Allocation

The estimated pro forma adjustments as a result of recording assets acquired and liabilities assumed at their respective fair values in accordance with ASC 805 discussed below are preliminary. The final valuation of acquired assets and liabilities assumed will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Spinal Kinetics’ tangible and identifiable intangible assets acquired and liabilities assumed. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the assets acquired and liabilities assumed. Accordingly the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The consideration and the preliminary allocation of the purchase price for Spinal Kinetics’ assets acquired, liabilities assumed and pro forma goodwill as if the merger had closed on December 31, 2017 is presented as follows:

(in thousands)	Note	Amount
Calculation of consideration estimated to be transferred
Cash	4(b)	45,000
Fair value of contingent consideration	4(l)	24,523
Fair value of total consideration		69,523
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of net assets acquired as of December 31, 2017		(7,977)
Less cash and cash equivalents not acquired	4(a)	(9,769)
Transaction costs incurred by Spinal Kinetics not inherited	4(d)	134
Debt not assumed	4(j)	21,355
Warrant liabilities not assumed	4(k)	1,379
Royalty liability not assumed	4(i)	882
Adjusted net book value of assets acquired		6,004
Identifiable intangible assets at fair value	4(f)	31,300
Increase inventory to fair value	4(e)	4,293
Deferred tax impact of fair value adjustment	4(h)	(8,351)
Goodwill		36,277

4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

a)	Pursuant to the purchase agreement, the shareholders of Spinal Kinetics will retain all cash and cash equivalents at close.

b)	Merger consideration includes $45.0 million of cash paid at closing.

c)	To record the Company’s estimated acquisition-related transaction costs of $2.3 million, with a corresponding decrease to retained earnings

d)

Represents reduction of net transaction costs accrued for by Spinal Kinetics of $0.1 million, which were paid out of net proceeds by Spinal Kinetics at close. This amount excludes $1.2 million of Spinal Kinetics transaction costs incurred during 2018 and paid for by Spinal Kinetics at close.

e)

To record an estimated $4.3 million increase to Spinal Kinetics’ inventory to present inventory at estimated fair value. The fair value calculation considers the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the completion and selling effort on the work in process inventory, which is preliminary and subject to change. The pro forma unaudited statement of operations does not reflect the amortization of the inventory fair value increase since it is not expected to have a continuing impact on the consolidated results. This charge will be included in the combined company’s statement of operations subsequent to the merger and is expected to be released over the normal sales cycle, estimated to be approximately 12 months.

f)	For purposes of the Pro Forma Financial Statements, the general categories of the acquired identifiable intangible assets are expected to be the following:
•	Developed technology
•	In-process R&D
•	Trademark / Trade Name

Identifiable intangible assets expected to be acquired consist of the following:

(in thousands)	Amortizable Life	Amount
Identifiable intangible assets
Developed technology	7 years	5,300
In-process R&D1	Indefinite	25,900
Trademark / Trade Name	2 years	100
Estimated fair value of identifiable intangible assets		31,300
Pre-existing Spinal Kinetics intangible assets		-
Pro forma adjustment for estimated fair value of identifiable intangible assets		31,300

1 In-process R&D will become amortizable once the product receives FDA approval, upon which the Company will begin to record amortization expense.

Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure inherent risk of future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors. These assumptions will be adjusted accordingly if the final identifiable intangible asset valuation generates results that differ from the pro forma estimates or if the above scope of intangible assets is modified, including corresponding useful lives and related amortization methods. In addition, as the Company completes purchase accounting, other intangibles may be identified and may require additional adjustments. The final valuation will be completed within 12 months of the completion of the merger.

g)	Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of Spinal Kinetics’ identifiable assets acquired and liabilities assumed.

h)

Reflects the adjustment to deferred income tax assets and liabilities resulting from pro forma fair value adjustments for the assets and liabilities acquired. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets and liabilities acquired. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. The deferred tax assets recorded on the unaudited pro forma condensed combined balance sheet have not been assessed for the need of a valuation allowance. Further, the deferred tax liabilities recorded on the unaudited pro forma condensed combined balance sheet have not been assessed to determine the possible release of a valuation allowance. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon the Company’s management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(in thousands)	Year ended December 31, 2017
Adjustments to deferred tax liability:
Inventory – Note 4(e)	495
Patents and other intangible assets, net – Note 4(f)	7,856
Deferred tax impact of fair value adjustments	8,351

i)	As a condition to close, the accrued royalties were paid off by Spinal Kinetics for $0.9 million.

j)	Pursuant to the purchase agreement, the shareholders of Spinal Kinetics will retain the debt and redeemable preferred stock at close.

k)	Pursuant to the purchase agreement, the warrant liabilities will be retained by the shareholders of Spinal Kinetics.

l)

To record a liability for the fair value of contingent consideration of future potential milestone payments for the following: (i) up to $15.0 million if the U.S. FDA grants approval of Spinal Kinetics' M6-C artificial cervical disc and (ii) revenue-based milestone payments of up to $45.0 million in connection with future sales of the M6-C artificial cervical disc and the M6-L artificial lumbar disc. Milestones must be achieved within five years of April 30, 2018 to trigger applicable payments.

m)	To remove the deferred rent liability of $0.9 million related to rent escalation and tenant allowance.

n)

Represents the elimination of Spinal Kinetics’ historical convertible preferred shares, common shares, additional paid-in capital, retained earnings (accumulated deficit) and accumulated other comprehensive income

5. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

a)

As inducements to enter into employment with the Company, Spinal Kinetics employees were granted 23,081 restricted shares and options to purchase 28,624 shares of the Company’s common stock. All awards vest in one-fourth annual increments beginning on the first anniversary of grant.

The adjustment is to record estimated pro forma stock compensation expense related to the inducement grants for Spinal Kinetics employees of $0.4 million for the fiscal year ended December 31, 2017. To determine the adjustment, the estimated pro forma stock compensation expense is net of Spinal Kinetics’ historical stock compensation expense of $0.2 million for the year ended December 31, 2017. For purposes of shares outstanding, no adjustment has been made to EPS.

b)	To record estimated pro forma amortization expense on the finite-lived intangible assets pro forma adjustment discussed in Note 4(f) of $0.8 million for the fiscal year ended December 31, 2017.

Pro forma amortization has been estimated on a preliminary basis, using the straight-line method over the estimated useful life and is as follows:

(in thousands, except estimated useful life)	Estimated Fair Value	Weighted Average Estimated Useful Life	Fiscal Year Ended December 31, 2017
Acquired finite-lived developed technology	5,300	7 years	757
Acquired finite-lived trademark / trade name	100	2 years	50
Pro forma amortization expense			807

c)

Certain merger-related transaction costs have been expensed in both the Company’s and Spinal Kinetics’ historical statements of operations. As merger-related transaction costs are non-recurring items, they have not been reflected in the unaudited pro forma condensed combined statements of operations. An adjustment totaling $1.0 million has been reflected in the unaudited pro forma condensed combined statement of operations to remove merger-related transaction costs of $0.9 million that were expensed by the Company and $0.1 million that were expensed by Spinal Kinetics during the year ended December 31, 2017.

d)	To eliminate Spinal Kinetics’ historical interest expense related to its debt and line of credit, which was not assumed pursuant to the purchase agreement.

e)	To remove the $0.7 million net loss related to the valuations of warrants, inclusive of Spinal Kinetics’ change in fair value adjustment at year end.

f)	To remove the $0.1 million prepayment fee associated to early retirement of the Silicon Valley debt.

g)

The statutory tax rate of the Company of 38.4% was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment was expected to occur. For adjustments applicable to jurisdictions with existing losses, no tax expense or benefit has been reflected.

Although not reflected in the Pro Forma Financial Statements, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, such as the geographical mix of taxable income affecting state and foreign taxes, among other factors.

Estimated income tax expense (benefit) included in the pro forma statements of earnings is as follows:

Year Ended December 31, 2017
(in thousands)	Pro Forma Income Tax Adjustment
General and administrative – Note 5(b)	(310)
Adjustment to provision (benefit) for income taxes	(310)